Northwest Bio Proceeding With a Phase I/II Clinical Trial of DCVax®-Direct For All Solid Tumor Cancers

New Treatment for Tumors That Are Considered Inoperable

BETHESDA, Md., Sept. 20, 2012 /PRNewswire/ — Northwest Biotherapeutics (NWBO) (NW Bio), a biotechnology company developing DCVax® personalized immune therapies for cancer, announced today that it is in late stage discussions with medical centers in the U.S. and Europe to proceed with a Phase I/II clinical trial with the Company's third major product line, DCVax®-Direct, for all types of solid tumor cancers (i.e., cancers in any tissues).  The Company previously received FDA approval of the clinical trial.

DCVax®-Direct offers a potential new treatment option for the wide range of clinical situations in which patients' tumors are considered "inoperable" because the patient has multiple tumors, or their tumor cannot be completely removed, or the surgery would cause undue damage to the patient and impair their quality of life.  A large number of patients with a variety of cancer types (including lung, colon, pancreatic, liver, ovarian, head and neck, and others) are faced with this situation, because their tumors are already locally advanced or have begun to metastasize by the time symptoms develop and the patients seek treatment.  For these patients, the outlook today is bleak and survival remains quite limited.

DCVax®-Direct is administered by direct injection into a patient's tumors.  It can be injected into any number of tumors, enabling patients with locally advanced disease or with metastases to be treated.  DCVax®-Direct can also be injected into tumors in virtually any location in the body: not only tissues at or near the surface of the body but also, with ultra-sound guidance, into interior tissues.

The Phase I/II trial with DCVax®-Direct will treat 36 patients in two parts.  In Part 1, 24 patients with any type of solid tumor cancer will be treated in groups with escalating dose levels.  Then, in Part 2, an additional 12 patients with any selected cancer will be treated with the optimal dose.

When DCVax®-Direct was administered in pre-clinical animal studies, existing tumors regressed.  Importantly, the tumors that regressed included not only tumors that were injected with DCVax®-Direct but also tumors on the opposite side of the animal's body which were not injected, indicating a systemic immune response.  Further, when the animals were subsequently challenged (i.e., injected) with cancer cells, the animals did not re-develop cancer, indicating immune memory. Notably, the Company's proprietary activation step for the dendritic cells appeared to be essential for these results.

"This broad Phase I/II trial, allowing DCVax®-Direct to be used for all solid tumor cancers, is a very significant development for us and will enable us to make faster and more efficient clinical progress for multiple cancers than would usually be the case," commented Linda Powers, CEO of NW Bio.  "Based upon the pre-clinical studies showing regression of existing tumors, DCVax®-Direct may offer a much needed new treatment option for patients suffering with inoperable tumors today."

DCVax®-Direct is based upon the same platform technology as the Company's first two major product lines (DCVax®-L and DCVax®-Prostate).  This technology utilizes the patient's own dendritic cells – the master cells of the immune system.  Each product line involves two key ingredients:  the dendritic cells (which are activated to mobilize the immune system to attack the patient's cancer), and biomarkers of the patient's tumor (which identify the targets for the immune system to attack).

For DCVax®-Direct, the dendritic cells are activated in a special proprietary manner, to enable them to be directly injected into the patient's tumors, and to pick up the biomarkers of the tumors onsite in the tumor.  The "educated" dendritic cells then proceed to mobilize the immune system to attack any tumors bearing those biomarkers.

DCVax®-Direct is the Company's third major product line. The Company's first product line, DCVax®-L, is potentially applicable for all solid tumor cancers in which the tumors can be surgically removed.  DCVax®-L is currently in a 300-patient randomized Phase III clinical trial for Glioblastoma multiforme brain cancer.

The Company's second product line, DCVax®-Prostate, is for hormone independent prostate cancer, and has previously been cleared by the FDA for a 612-patient randomized Phase III clinical trial.  The Company plans to enter into a partnership in order to proceed with this Phase III trial program.

For further information about the Company and its programs, please visit the Company's website at www.nwbio.com.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax® dendritic cell-based vaccines.  The Company's lead program is a 300-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal brain cancer.  The Company also previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer, and clearance from the FDA for Phase I/II trials in multiple other cancers.  The Company has also conducted a Phase I/II trial with DCVax® for metastatic ovarian cancer.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients with GBM using DCVax® and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect," "believe," "intend," "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the Company's ability to raise additional capital, risks related to the Company's ability to enroll patients in its clinical trials and complete the trials on a timely basis, the uncertainty of the clinical trials process, uncertainties about the timely performance of third parties, and whether the Company's products will demonstrate safety and efficacy.  Additional information on these and other factors, including Risk Factors, which could affect the Company's results, is included in its Securities and Exchange Commission ("SEC") filings.  Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.